EXHIBIT 10.1

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), dated as of April 1, 2022, is made by and between Faneuil, Inc., a Delaware corporation (“Provider”) and TTEC Government Solutions, LLC, a Colorado limited liability company (“Recipient”).

Recitals

A.Provider and Recipient are parties to that certain Asset Purchase Agreement, dated as of December 21, 2021 (the “Purchase Agreement”), pursuant to which, among other things, Provider has agreed to sell and assign to Recipient, and Recipient has agreed to purchase and assume from Provider, the Purchased Assets and Assumed Liabilities of Provider on the terms and subject to the conditions of the Purchase Agreement. All capitalized terms used herein (or in any Schedule hereto) but not defined herein have the meanings given to them in the Purchase Agreement.

B.Recipient desires to receive from Provider, and Provider is willing to provide, or cause to be provided through its Affiliates, to Recipient, certain transition services as set forth herein during the period set forth herein following the closing of the transactions contemplated by the Purchase Agreement.

Agreement

In consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.Transition Services.

(a)Applicable Transition Services. Upon the terms and subject to the conditions contained herein and in the schedules attached hereto, Provider shall provide, or cause to be provided through its Affiliates, to Recipient the services (each a “Transition Service” and collectively, the “Transition Services”) specified on an applicable service schedule attached hereto (each such schedule, a “Service Schedule”), for the period of time specified thereon, unless a Transition Service is earlier terminated or extended in accordance with the terms hereof. During the term of this Agreement, the parties agree to negotiate in good faith additional Service Schedules as may be agreed by the parties in response to any reasonable request by the other party for access to any additional services that are necessary for the operation of the Business or the Other Verticals, as applicable, in the manner it was operated as of the Closing Date. Any such additional services so provided by Provider shall constitute Transition Services under this Agreement and be subject in all respects to the provisions of this Agreement as if fully set forth on a Service Schedule as of the date hereof. Following the execution of this Agreement, Recipient agrees to use Commercially Reasonable Efforts to make a transition of each Transition Service to its own internal organization or to obtain alternate third-party sources to provide the Transition Services.

(b)Subcontracting of Transition Services. Recipient acknowledges and agrees that Provider, upon prior written consent from Recipient, may provide any or all of the Transition Services, in whole or in part, to Recipient directly or through one or more of its Affiliates or through one or more third-party subcontractors, provided that (1) such third-party service providers were routinely utilized prior to the date of execution of the Purchase Agreement (the “Effective Date”) to provide such services to the Business, or (2) such third-party providers are reasonably necessary to the efficient performance of any such Transition Services (“Reasonably Necessary 3rd Party Providers”). Recipient shall be deemed to have provided prior written consent hereby to the third-party subcontractors listed in Exhibit A. Provider shall have no liability or responsibility for the provision to Recipient of Transition Services to be performed by any third-party service provider or subcontractor included in Exhibit A from and after the Closing Date other than to the extent of InfoSec Transition Services performed by third-party subcontractors and where Provider would have been liable to Recipient if it had provided such InfoSec Transition Services as set forth in Section 1(f) below. To the extent Provider subcontracts any Transition Services to Reasonably Necessary 3rd Party Providers (other than reasonably necessary third-party service providers hired pursuant to Section 3(d) below), Provider shall be responsible for the Transition Services so provided as stated in Section 1(d), 1(e), and 1(f) of this Agreement. To the extent technology, software, information systems or other property (collectively, “Technology”) of third parties licensed by or made available to Provider or its Affiliates, each of which is listed in Exhibit A, is used by Recipient in connection with Transition Services, Recipient shall comply in all material respects with the terms of Provider’s or its Affiliates’ (as applicable) agreements with such third parties (the “Third Party Agreements”), provided that all the relevant terms of such Third Party Agreements have been disclosed by Provider to Recipient. If and to the extent that Provider assigns an agreement with a third-party service provider or subcontractor to Recipient, which third-party service provider or subcontractor is reasonably necessary for the provision to Recipient of Transition Services, Recipient hereby grants to Provider full right and license to administer such agreement with such third-party service provider or subcontractor for the provision to Recipient of Transition Services during the Transition Period.

(c)Performance; No Conflicts. After due inquiry, to the knowledge of Provider, its performance hereunder including the rights granted by Provider to Recipient to access and use its licenses, leases, Third Party Agreements, and other agreements to which Provider or its Affiliates are a party is not in violation of or in conflict with any such licenses, leases, Third Party Agreements, and other agreements. In connection with providing the Transition Services to Recipient, Provider shall not be required to perform any actions which, in Provider’s reasonable judgment, could conflict with or result in a breach or violation of any license, lease, Third Party Agreements, or other agreement to which Provider or its Affiliates is a party or any applicable Law. Provider shall notify Recipient as soon as is reasonably practicable of any such conflict, breach, or violation that is likely to result in a change in the Transition Services and Provider shall use Commercially Reasonable Efforts to provide the Transition Services to Recipient in such a manner as to not result in any such conflict, breach, or violation.

(d)General Standard of Care.  Provider will provide, or cause to be provided, to Recipient the Transition Services in substantially the same manner and at substantially the same level (including as to frequency, capability, capacity and functionality) as how such Transition

Services were performed in the ordinary course by Provider or its Affiliates to the Business, as applicable, prior to the date of execution of the Purchase Agreement (and such service levels, the “Performance Standards”).

(e)Standard of Care for Transition Services (Other Than InfoSec Transition Services); Indemnification. In the event that Recipient incurs any Loss as a result of the provision of Transition Services (other than in respect of InfoSec Transition Services – which are addressed in Section 1(f) below) and such Loss is the direct result of the negligence of Provider in providing the Transition Services, Provider shall indemnify Recipient for such Loss upon reasonable notice and documentation thereof (following a reasonable opportunity to investigate and verify such Loss) and provided that Recipient uses its Commercially Reasonable Efforts to mitigate any such Loss.

(f)Standard of Care for InfoSec Transition Services; Indemnification.  In the event that Recipient incurs any Loss as a result of (i) Provider’s failure to comply with any requirements of client contracts related to information technology or data security or (ii) the provision of Transition Services under Schedule 1 (IT/InfoSec Services), including, without limitation, any applicable data privacy laws in the jurisdictions where the information security services are utilized by Recipient (“InfoSec Transition Services”), Provider shall indemnify Recipient for such Loss upon reasonable notice and documentation thereof (following a reasonable opportunity to investigate and verify such Loss) and provided that Recipient uses its Commercially Reasonable Efforts to mitigate any such Loss.

(g)Certain Limits on Liability. Notwithstanding clauses (e) and (f) above, (i) “Loss” shall not be deemed to include any loss, liability, claim, damage, action, fine, penalty, cost or expense resulting from obligations arising from agreements, amendments or other documents entered into between Recipient and Recipient clients from and after the Closing Date and (ii) any incurrence of any penalties related to service levels or key performance indicators after the Closing Date shall be the sole responsibility of Recipient.

(h)Business Associate Agreement.  The Parties shall comply with the terms of the Business Associate Addendum attached hereto as Exhibit B.

(i)No Representations or Warranties.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, EACH OF THE PARTIES MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE TRANSITION SERVICES AND HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(j)Key Contacts.  During the term of this Agreement (including any extensions thereof), each party shall provide the other with the names and contact information of an employee who will serve as the primary point of contact for such party with respect to each specific Transition Service as such Transition Service is described in the Service Schedule (referred to herein as the “Primary Employee” of Provider or Recipient, respectively), and one who will serve as a secondary point of contact for such party with respect to Transition Services and an alternative point of contact if the Primary Employee is unavailable (referred to herein as the “Secondary Employee” of Provider or Recipient, respectively).

(k)Cooperation.  Provider and Recipient agree (and shall cause their respective Affiliates and the officers, employees, agents, and representatives of themselves and their respective Affiliates) to exercise Commercially Reasonable Efforts to cooperate, to provide such information, and to take such actions in good faith and as may be reasonably required to assist each other to implement or give effect to this Agreement.

(l)Accommodation; Changes to the Business.  Recipient acknowledges and agrees that Provider is providing the Transition Services, or causing the Transition Services to be provided, to Recipient in connection with entry into the Purchase Agreement, and that Provider is not a commercial provider of such services. Recipient further acknowledges and agrees that in the event that Recipient makes or plans to make any material changes to the Business (as the Business existed as of the Effective Date) that materially increase Provider’s or its Affiliate’s burden, the parties shall meet to discuss such additional burdens and the costs associated therewith and Provider shall respond in good faith to any reasonable request by Recipient for the continuation of such Transition Services, necessary for the operation of the Business , at a price to be agreed upon after good faith negotiations between the parties.

(m)No Assignment of Provider Property or Rights.  This Agreement shall not constitute an assignment, sale or transfer of any Technology, Third Party Agreements, Intellectual Property or Licensed Rights of Provider or its Affiliates.

(n)Software Applications. Provider shall provide Recipient with access to each third-party software application licensed by Provider and its Affiliates that is currently used by Provider or its Affiliates in the provision of the Transition Services (including each third-party software application listed on Exhibit C (collectively, the “Transition Software”)), until the date that the license is transferred to Recipient or Recipient obtains its own license (at its sole cost and expense) and correspondingly reduces any licenses held by Provider with respect to such software application. Recipient agrees to use Commercially Reasonable Efforts to cause to be transferred or otherwise to obtain its own license with respect to such software applications and correspondingly to reduce any licenses held by the Provider with respect to such software applications. The Provider and its Affiliates agrees to assume all risk and liability in connection with its use of such software applications.

2.Transition Period. With respect to each Transition Service, Provider shall provide or cause to be provided such Transition Service to Recipient during the period (the “Transition Period”) that shall commence on the Effective Date and shall continue for the transition period set forth in each Service Schedule for that Transition Service unless such Transition Service is otherwise terminated by Recipient, or as provided in Section 12 or agreed to in writing by the parties.

3.Billing and Reimbursement.

(a)

Provider Billing and Reimbursement.  Provider shall prepare a profit/loss statement in a manner consistent with how it calculated profit and loss prior to the Effective Date (for illustrative purposes, a copy of the December 2021 profit and loss statements for each client is provided in Exhibit D – it being the expectation of the parties that such statements shall be updated in substantially the same form immediately following the end of each month to reflect such prior month’s revenue and expenses). For the avoidance of doubt, the usage of the underlying general ledger accounts, employee categorization and categories of cost (e.g. Cost of Goods Sold, SG&A, etc.) set forth in Section 3(a), will be prepared in a manner consistent with pre-closing methodologies as set forth in Exhibit D. Subject to Section 11(c) below (with respect to the requested provision of Transition Services after an applicable Transition Period), Provider shall bill Recipient and Recipient shall pay a monthly amount equal to the sum of (i) Direct Costs with respect to the relevant Transferred Contracts for such month, (ii) Corporate Overhead Costs with respect to the relevant Transferred Contracts for such month, and (iii) Surviving Costs (each as defined below).

“Direct Costs” shall comprise those items set forth on Exhibit D under the tab “Invoice 1 – Direct Costs,” specifically:

Cost of Goods Sold +SG&A

(-) Corporate Overhead Costs Represented in Invoice 2

(-) Shared Facility Leases

(-) IT TSA Expenses (Non-People)

(-) Vistio Cost

“Corporate Overhead Costs” shall comprise those items set forth on Exhibit D under the tab “Invoice 2 – Corp Overhead,” specifically:

Total Corporate Costs (RemainCo + In-perimeter)

(-) Hampton Lease (HQ)

(-) Corporate related IT expenses

(-) In-perimeter dedicated corporate employees not moving Day 1 (23 staff moving over time)

(-) In-perimeter dedicated employees specific to New York Metro contract

= Net Corporate Expenses to TTEC (multiplied by 50%)

(+) In-perimeter dedicated corporate employees not moving Day 1 (23 staff moving over time)

(+) In-perimeter dedicated employees specific to New York Metro contract

(-) IT Corporate costs to support in-perimeter during TSA

(-) Discount of $400,000 for the first five full months of Transition Services in order to bring costs to market rates

Corporate Overhead Costs shall be allocated with respect to each Transferred Contract according to the applicable fixed percentage set forth under the heading “LTM %” on tab “Assumptions” on Exhibit D.

“Surviving Costs” shall comprise those items set forth on Exhibit D under the tab “Invoice 3 – Surviving Costs” less (A) the row labeled “Shared Facility Costs reduced from Invoice 1,” (B) the row labeled “Cost for Hampton Facility (HQ) reduced from Invoice 2,” and (C) the row labeled “Vistio Costs reduced from Invoice 1,” specifically:

Pro rata portion of IT Corporate Expenses reduced from Invoice 2

(+) IT TSA Expenses (non-people) reduced from Invoice 1

(+) IT Corporate costs to support in-perimeter during TSA reduced from Invoice 2

(+/-) Any debits or credits to Recipient or Provider

Surviving Costs shall be allocated with respect to each Transferred Contract according to the applicable fixed percentage set forth on row 5 of tab “Invoice 1 – Direct Costs.”

It is contemplated that IT/InfoSec Services will continue with respect to certain clients after other Transition Services are transferred to Recipient. In such event, and subject to Section 11(c) below (with respect to the requested provision of Transition Services after an applicable Transition Period), with respect to any such clients, Provider shall only invoice Recipient for one hundred percent (100%) of its pro-rata share of IT/InfoSec Services (based on the FY22 Fixed Budget of all employees associated with such contract are transferred to Recipient, which for the avoidance of doubt are set forth under the heading “Avg. %” on tab “Assumptions” on Exhibit D) plus related out of pocket costs and expenses and not total Overhead Expenses. At any point during the term of this Agreement, in the aggregate, Provider shall not bill twice for the same service provided for in any Service Schedule; for the avoidance of doubt, in the event Recipient contracts with a separate service provider due to the inability of Provider to provide Transition Services set forth in the Service Schedule(s), Provider shall not invoice for such service and for its own related provision of Transition Services. Further, to the extent any credits are due to the Recipient for Services rendered, such credits will be reflected on the invoices pursuant to the mechanism outlined in Exhibit D. All invoices prepared as provided above and all payments due thereunder shall be subject to reasonable audit rights of the Recipient.

(b) Recipient Billing and Reimbursements.  In addition to Transition Services provided to the Recipient, the Recipient shall also provide certain services to the Provider, which will be documented from time to time on Exhibit E of this Agreement. To the extent Recipient is providing any services to Provider under this Agreement, with respect to such services, Recipient shall be considered the “Provider” under this Agreement for all purposes and the Provider shall be considered the “Recipient.” A change to Exhibit E shall require consent of both Provider and Recipient. All invoices prepared as provided above and all payments due thereunder shall be subject to reasonable audit rights of the Provider.

(c) In the event of a mid-month Closing Date, Parties hereby agree that: (i) Provider shall continue to bill customer for the services provided for that specific month; (ii) Recipient shall collect all payments from customer for that month and shall reimburse, on a pro-rata basis, Provider for the period occurring pre-Closing Date for such month; and (iii) Provider will only invoice recipient for operating expenses for the pro-rata portion for such period after the Closing Date until the end of such month.

(d) If the Provider is unable or unwilling to provide Transition Services (as historically been provided by Provider to the Business) at the Performance Standards during the Transition Period and the Recipient (after notice and 15 days to cure) is forced to find an alternative provider for such services, the Recipient shall be reimbursed by the Provider for the reasonable costs of obtaining the services (only to the extent such services are consistent with the Performance Standards) from other providers in excess of costs that would have been incurred by the Recipient for such Transition Services had the Provider provided such Transition Services under this Agreement. The Recipient shall exercise Commercially Reasonable Efforts to obtain such alternative services at a reasonable price and mitigate Providers costs, hereunder.

4.Payment.

(a)Transition Costs shall be invoiced by Provider within twenty (20) days following the fiscal month in which such Transition Costs are incurred and Recipient shall pay the amount of such invoice in U.S. dollars within thirty (30) days following receipt by Recipient of the invoice. If Recipient does not pay an invoice timely as provided herein, a late fee shall be charged to Recipient equal to one percent (1%) of the invoice for each month (or any partial month) until such invoice is paid in full. Notwithstanding the provisions of Section 14 hereof (except with respect to notices given by Recipient pursuant to this sentence), invoices shall be sent to Joyce Ritzert, if to Provider, or head of finance for TTEC Engage business segment, as of the date hereof Mr. Francois Bourret, if to Recipient, (or such other person as may be designated in writing by Recipient from time to time). All invoices shall be subject to reasonable audit rights to enable either party to validate the amounts billed against billing methodology agreed by the parties in this Transition Services Agreement, specifically in Section 3 and Exhibit D hereof.

(b)Survival.  This Section 4 shall survive any termination or expiration of this Agreement with respect to amounts owing by either party to the other under this Section 4 for which either party has not paid the other as of such termination or expiration.

5.Limitations on Liability.

(a)Limits on Provider’s Liability.  For purposes of this Agreement, “Loss” shall mean any loss, liability, claim, damage, action, fine, penalty, cost or expense (including reasonable legal fees and expenses). Provider shall have no liability for any Losses that Recipient may incur as a result of the provision or non-provision of Transition Services, except to the extent such Loss is attributable to a breach of the terms of this Agreement or pursuant to the indemnification provisions in Section 1(e) and Section 1(f) hereof.

(b)No Indirect Damages, etc.  EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN SECTION 1(E) AND 1(F) OF THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY TO THIS AGREEMENT, OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR LOST PROFIT, LOST REVENUE OR FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE LOSS OR DAMAGES.

6.Force Majeure.

(a)A party shall not be deemed to have breached this Agreement for any failure of performance attributable to acts, events or causes beyond such party’s control that prevent or delay in whole or in part performance by such party hereunder, including war, riot, rebellion, terrorism, civil disturbances, power failures, failure of telephone lines and equipment, flood, storm, fire, earthquake, or other acts of God or conditions or events of nature, or any Law, proclamation, demand or requirement of any governmental authority (“Force Majeure Events”). The obligations of Provider under this Agreement with respect to any Transition Service shall be suspended during the period and to the extent that Provider is prevented or hindered from providing such Transition Service, or Recipient is prevented or hindered from receiving such Transition Service, due to a Force Majeure Event. Recipient shall not be obligated to pay for any Transition Costs applicable to Transition Services that it does not receive during a Force Majeure Event (and the parties shall negotiate reasonably and in good faith to determine the portion of such Transition Costs applicable to such Transition Services that it does not receive). In the event that Provider is unable to provide any Transition Service due to an act or order of a governmental entity, the Parties shall confer in good faith and use their Commercially Reasonable Efforts to agree to necessary modifications to this Agreement or an applicable Service Schedule. Notwithstanding the foregoing, the scope of this Force Majeure Events provision shall be modified to align to the specific Force Majeure provisions of individual client contracts with respect to which the Transition Services are provided. To the extent the Loss is incurred because of the discrepancy of these definitions, the client contract Force Majeure provision will govern in each case.

(b)During the occurrence of a Force Majeure Event, or any other period during which the provision of any Transition Service has been interrupted, (i) Recipient may replace any of the affected Transition Services by providing any of such Transition Services for itself or engaging one or more third parties to provide any such Transition Services, and (ii) Provider shall reasonably cooperate with such third parties to provide such replacement Transition Services; provided that the other provisions of this Agreement shall remain in full force and effect.

7.Events of Default.  A party will be in default hereunder only if (a) such party commits a material breach of any term or condition of this Agreement and such party receives written notice thereof from the other party; (b) there is a filing of an involuntary case for the entry of relief against such party under any bankruptcy, insolvency or similar Law for the relief of debtors and such case remains undismissed for 30 days or more; (c) a trustee or receiver is appointed for such party or its assets or any substantial part thereof; or (d) such party files a voluntary petition under any bankruptcy, insolvency or similar Law for the relief of debtors. Upon a default by Recipient, Provider may terminate this Agreement by written notice and/or pursue any and all remedies available to it under applicable Law based on such default and subject in all cases to the limitations set forth in Section 5 hereof. Upon a default by Provider, Recipient may terminate this Agreement by written notice and/or pursue any and all remedies available to it under applicable Law based on such default and subject in all cases to the limitations set forth in Section 5 hereof. Either party’s failure to send a notice of default or to pursue legal remedies available to it shall not constitute or be construed as a waiver or acquiescence, and each party expressly reserves the right to subsequently pursue such remedies for the same or any other default, either of the same or different character. Notwithstanding the foregoing, in the event of a default, prior to any party terminating this Agreement and/or pursuing any and all remedies available to it under applicable Law, the defaulting party shall have 30 days (or 10 Business Days in the case of an uncontested default by Recipient under Section 4) after the giving of written notice of such default by the non-defaulting party to cure such default, except that either party shall also have the right to seek an injunction to enforce any of its rights hereunder without waiting to the end of any cure period.

8.Mutual Confidentiality Covenants.

(a)Each party and each of such party’s Affiliates shall not disclose, directly or indirectly, any documents, work papers or other materials of a confidential or proprietary nature related to the other party or any of its Affiliates and shall have all such information kept confidential; provided, however, that such party may disclose any such information (i) that is or becomes publicly available other than as a direct or indirect result of disclosure by such party or its Affiliates, (ii) with the prior written approval of the other party, (iii) that is or becomes known or available to such party on a non-confidential basis from a source (other than the other party or any of its subsidiaries, affiliates, or representatives) that to the knowledge of such party, after reasonable inquiry, is not prohibited from disclosing such information by a contractual, legal, or fiduciary obligation, or (iv) that is developed by or on behalf of such party independently of the disclosure of such information and without reference to or use of confidential information; provided, further, that to the extent that such party or its Affiliates may become legally compelled to disclose any such information by any Governmental Authority or if such party or its Affiliates is required to disclose in order to avoid violating any Laws, such party or its Affiliates may disclose such information but only after, if applicable or relevant, it has used Commercially Reasonable Efforts to afford the other party, at such other party’s sole cost and expense, the opportunity to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information required to be disclosed; provided, further, that such party may disclose such information to the extent necessary to comply with applicable Law, or to enforce its obligations under this Agreement.

(b)The parties acknowledge that, in the course of Provider’s efforts to provide, or cause to be provided, Transition Services, Provider may obtain protected health information (“PHI”) with respect to employees of Recipient or its Affiliates that is subject to the medical records privacy regulations under 45 C.F.R. § 164, as they may be modified (the “HIPAA Rules”).

Recipient acknowledges that the HIPAA Rules may limit or prohibit disclosure of such PHI by Provider to Recipient during and after the term of this Agreement.

9.Non-Solicitation.  Except for the hiring of Business Employees as defined in and pursuant to the terms of the Purchase Agreement, for a period of eighteen (18) months from the date of this Agreement, Provider nor any of its respective Affiliates will directly or indirectly, without the Recipient’s prior written consent, solicit, entice, hire or engage any employees of Recipient other than a person who ceased to be employed by Recipient or any of its Affiliates for a period of one hundred and eighty days. The preceding sentence does not, however, prohibit the Recipient from making general solicitations for employment by means of advertisements, public notices, or internal or external websites or job search engines that are not directed at the Provider’s employees.

10.Authority.  Except as contemplated in connection with the Transition Services, neither of the parties hereto shall act or represent or hold itself out as having authority to act as an agent or partner of the other party, or in any way bind or commit the other party to any obligations. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement. Provider and Recipient acknowledge and agree that each is an independent contractor, and nothing in this Agreement or any of the Schedules to this Agreement shall be construed to create a joint venture, partnership, or similar relationship between the parties. No employee of either party shall be considered as an employee of the other party, nor shall any employee of either party be entitled to receive any employment-related benefits from the other party, including, but not limited to, health and life insurance benefits, pension and retirement benefits, vacation and sick leave benefits, and workers compensation and unemployment insurance, nor shall either party withhold or pay any income or payroll taxes for, on behalf of, or with respect to, any employee of the other party. Each party shall be solely responsible for any liability that may arise as a result of, or in connection with, any act or omission by that party with respect to its respective employees.

11.Termination.

(a)Provider’s obligations pursuant to this Agreement with respect to each Transition Service will terminate and be of no further force or effect immediately as of the time and date that the Transition Period (including any extensions thereof) shall have either expired or been terminated for that Transition Service or, if earlier, upon a termination of this Agreement in accordance with Section 7; provided, however, that upon expiration of any Transition Period or termination of this Agreement, Provider shall not be relieved of any liability for any breach or nonfulfillment of any provision of this Agreement with respect to a particular Transition Service prior to any such expiration or termination if any claim relating to such breach or nonfulfillment with respect to a particular Transition Service are made in writing by Recipient within 24 months after the earlier of the expiration of the Transition Period for that Transition Service or termination of this Agreement. This Agreement will automatically terminate and be of no further force or effect immediately as of the time and date that the last Transition Period (including any extensions thereof) expires.

(b) Recipient may terminate any Service Schedule or Transition Service, in whole and not in part, upon 30 days’ prior written notice to Provider, provided, however, that any termination of any services utilizing the Master Relationship Agreement dated June 16, 2014, between the Provider and NICE Systems, Inc. (the “NICE License”), shall be on not less than 75 days’ prior written notice.

(c) Recipient may extend any Transition Period, in whole or in part, upon 30 days prior written notice to Provider, for up to a total of six (6) additional thirty (30) day extension periods (for a total of one hundred and eighty (180) additional days each an “Additional Extension Opportunity”). In the event that the Recipient has elected to extend the Transition Period with respect to any Transition Service pursuant to this Section 11(c), the Recipient agrees that the fees with respect to such services shall be subject to a fee premium of 10% of the fee established in Section 3 of this Agreement. The Transition Services so performed by Provider after the end of the applicable Transition Period shall continue to constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement for the duration of the agreed-upon extension period.

Notwithstanding the foregoing, if the Recipient stands ready to take over the Transition Services but is not permitted to do so by the client due to seasonal ‘zero system changes mandates’ (e.g., open enrollment period) or any other reasons, the Recipient shall be permitted to extend the Transition Period until 30 days after it is permitted by the client to effect the takeover. For the avoidance of doubt, therefore, the right to extend the Transition Period pursuant to this Section 11 shall not be limited by the Additional Extension Opportunity. The cost of the Transition Services for the duration of such client mandated extension with respect to the additional premium, shall be the same as the cost was at the time that TTEC stood ready to take over the Transition Services but was not permitted to do so (i.e., if the cost of Services was subject to the premium noted above when TTEC was ready to take the Services over, the premium will continue to be charged by the Provider; if the cost was not subject to the extension premium at the time when TTEC was ready to take over the Services, it will also not be subject to the premium thereafter, until TTEC is permitted to take over the Services.)

12.Amendments and Waiver.  No provision of this Agreement may be amended or modified except by an instrument or instruments in writing signed by the parties. Any provision of this Agreement or of the Schedules or Exhibits hereto may be waived only in a writing signed by the Party against whom enforcement of any such waiver is sought. No action or non-action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action or non-action of compliance with any representation, warranty, covenant or agreement contained herein. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

13.Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, mailed by registered mail, return receipt requested, sent by documented overnight delivery service or, to the extent receipt is confirmed, by facsimile or email to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

(i)if to Recipient, to:

TTEC Holdings, Inc. 9197 South Peoria Street Englewood, Colorado 80112 Attention: Chief Financial Officer

with a copy (which shall not constitute notice) to:

TTEC Holdings, Inc.
9197 South Peoria Street
Englewood, Colorado 80112

Attention:  Legal Department, General Counsel

(ii)if to Provider, to:

Faneuil, Inc.

2 Eaton Street, Suite 1002

Hampton, VA 23669

Attention: Joyce Ritzert, Chief Financial Officer

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

1460 El Camino Real, 2nd Floor

Menlo Park, CA 94025

Attention: Christopher M. Forrester

Phone: (650) 838-3772

Fax: (650) 838-5173

Email: Chris.forrester@shearman.com

Notice given by a party’s counsel shall be considered notice given by that party.

14.Interpretation.  Article titles, headings to sections and the table of contents in this Agreement are inserted for convenience of reference only and are not intended to be a part or to affect the meaning or interpretation hereof. The schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. As used herein, “include,” “includes” and “including” are deemed to be followed by

“without limitation” whether or not they are in fact followed by such words or words of like import; “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words in a visible form; “hereof,” “herein,” “hereunder” and comparable terms refer to the entirety this Agreement and not to any particular article, section or other subdivision hereof or attachment hereto; references to the masculine include the feminine and vice versa; references to the singular include the plural and vice versa; references to this Agreement or other documents are as amended or supplemented from time to time; references to “Article,” “Section” or another subdivision or to an attachment or “Schedule” are to an article, section or subdivision hereof or an attachment or Schedule hereto.

15.Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and each party thereto may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

16.Entire Agreement.  This Agreement (including the Schedules hereto) constitutes the entire agreement with respect to Transition Services, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof. Notwithstanding any oral agreement or course of action of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties. Notwithstanding anything set forth herein, in the event there are any conflicting terms between this Agreement and any Service Schedule, the terms of this Agreement will supersede the terms of any Service Schedule.

17.Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited, invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such provision will be ineffective to the extent of such prohibition, invalidity, illegality or unenforceability without affecting any remaining provision or portion of any provision of this Agreement in such jurisdiction, and the provision in question shall be reformed so as to make it enforceable to the greatest extent necessary to give effect to the provisions hereof. To the extent permitted by Law, the parties waive any provision of any Law which renders any such provision prohibited or unenforceable in any respect.

18.Dispute Resolution

(a)Program Leads. Each party shall designate one project manager (each, a “Program Lead” and together, the “Program Leads”) to report and discuss issues with respect to the provision of the Transition Services. The Program Leads shall meet to discuss the performance of the Transition Services as often as reasonably necessary to ensure the orderly provision of the Transition Services, and in any event at least monthly, and shall have authority to address and remedy problems related to the provision of the Transition Services. Initially, Provider’s Program Lead, for purposes of this Agreement, shall be Joyce Ritzert, and Recipient’s Program Lead, for purposes of this Agreement shall be Thomas Monaghan, VP TTEC Engage Operations. Each party shall designate a successor Program Lead in the event that a designated individual is not available to perform such role hereunder.

(b)Management Process. In the event that any dispute arises under this Agreement, the parties agree to negotiate in good faith to resolve such dispute, in accordance with the dispute resolution process set forth herein, prior to seeking relief. Initially, either party may at any time deliver a written notice to the other party that it wishes to refer a dispute to the applicable Program Leads. Following receipt of such notice, such Program Leads shall negotiate in good faith to resolve such dispute within a period of ten (10) days (or such longer period of time as such Program Leads may agree in writing). If, at the end of such period, such Program Leads have not fully resolved the dispute, either party may deliver written notice to the other party that that it wishes to refer the dispute to the level of “Business Managers.” Initially, Provider’s Business Manager shall be Joyce Ritzert and Recipient’s Business Manager shall be head of finance for TTEC Engage business segment (as of the date hereof) Mr. Francois Bourret. The Business Managers shall attempt to arrive at an agreeable resolution through good faith discussions, over a period of at least twenty (20) calendar days, or such other longer period as may be mutually agreed upon in writing by the parties.

(c)Conflicts.  In the event that either party believes that conflicts have arisen or are probable with respect to Ms. Van Buren’s services in respect of potential competing demands, work hours or otherwise, such party will initiate a discussion with the other party to discuss such conflict or potential conflict.  All such discussions shall occur between Provider’s Chief Executive Officer and Recipient’s Global Chief Operations Officer.

19.Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware. Each of the parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Chancery Court determines that it does not have subject matter jurisdiction, in any other appropriate Delaware State or Federal court), for any litigation arising out of or relating to this Agreement and the other transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 13 shall be effective service of process for any litigation brought against it in any such court. Each of the parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the other transactions contemplated hereby in such courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

(b)To the fullest extent permitted by Law, the parties hereby waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement or any dealings between them relating to the subject matter of this transaction. The parties also waive any bond or surety or security upon such bond which might, but for this waiver, be required of any of the other parties. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including contract claims, tort claims, breach of duty claims, and all other common Law and statutory claims. The parties acknowledge that this waiver is a material inducement to enter into a business relationship, that each has already relied on the waiver in entering into this Agreement and that each will continue to rely on the waiver in their related future dealings. The parties further warrant and represent that each has reviewed this waiver with its or his, as the case may be, legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and the waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement or to any other documents or agreements relating to the transactions contemplated hereby. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

20.No Third Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.

21.Assignment.  Neither this Agreement, nor any rights hereunder, may be assigned by any party (in whole or in part) without the prior written consent of the other party hereto. In connection with a sale of all or substantially all of its business and/or assets (whether direct or indirect, by purchase, merger, consolidation or otherwise), as a result of which Provider would no longer be able to provide Transition Services hereunder, the Provider shall assign this Agreement or shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Provider to assume and agree to perform this Agreement in the same manner and to the same extent that the Provider would be required to perform if no such succession had taken place.

service Schedules:

Service Schedule 1:  IT/InfoSec Services

Service Schedule 2:  Operations Support Services

Service Schedule 3:  Accounting and Finance

Service Schedule 4:  Human Capital

Service Schedule 5:  Real Estate and Facility Management

* * *

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the day and year first above written.

FANEUIL, INC.

By:/s/ Anna Van Buren

Name: Anna Van Buren

Title: Chief Executive Officer

TTEC GOVERNMENT SOLUTIONS, LLC

By:/s/ Regina Paolillo

Name:Regina M. Paolillo

Title:President

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